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                                                                    Exhibit 23.1

                          Independent Auditors' Consent

The Board of Directors and Shareholders
Entegris, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-53382) on Form S-8 of Entegris, Inc. of our reports dated October 4, 2002, with respect to the consolidated balance sheets of Entegris, Inc. and subsidiaries as of August 31, 2002 and August 25, 2001, and the related consolidated statements of operations, shareholders' equity and cash flows, for each of the years in the three-year period ended August 31, 2002, and the related financial statement schedule, which reports appear in the August 31, 2002, annual report on Form 10-K of Entegris, Inc. Our reports refer to a change of accounting for goodwill in fiscal 2002.



/s/ KPMG LLP



Minneapolis, Minnesota
November 27, 2002